Exhibit 99

Marine Products Corporation Reports Second Quarter 2013 Financial Results

ATLANTA, July 24, 2013 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2013. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended June 30, 2013, Marine Products generated net sales of $42,235,000, a 9.8 percent increase compared to $38,454,000 last year. The increase in net sales was due to an 8.1 percent increase in the average gross selling price per boat, partially offset by a decrease of less than one percent in the number of boats sold. Average selling prices per boat increased during the quarter because of a model mix that included higher sales of our larger Chaparral H2O and value-priced Robalo models, as well as the larger Chaparral SSX Sportdecks.

Gross profit for the quarter was $7,315,000, or 17.3 percent of net sales, a slight increase compared to gross profit of $7,295,000, or 19.0 percent of net sales, in the prior year. As a percentage of net sales, gross profit decreased due to an increase in employee headcount and benefit costs as we enhanced our production workforce, partially offset by lower materials costs as a percentage of net sales due to a favorable model mix.

Operating profit for the quarter decreased by 10.1 percent to $2,482,000 compared to $2,760,000 in the second quarter of last year due to higher selling, general and administrative expenses. Selling, general and administrative expenses increased due to costs that vary with sales, such as warranty expense and sales commissions. As a percentage of net sales, these expenses decreased slightly from 11.8 percent in the second quarter of 2012 to 11.4 percent in the second quarter of 2013. Interest income was $178,000 during the second quarter of 2013, a decline of 29.6 percent compared to $253,000 during the second quarter of 2012. Interest income declined during the quarter primarily due to a lower marketable securities balance during the second quarter of 2013 compared to the prior year.

Net income for the quarter ended June 30, 2013 was $1,935,000 compared to net income of $2,173,000 for the second quarter of 2012. Diluted earnings per share were $0.05 in the second quarter of 2013 compared to $0.06 in the second quarter of last year.

Net sales for the six months ended June 30, 2013 were $86,518,000, an increase of 13.4 percent compared to the first six months of 2012. Net income for the six-month period was $3,384,000 or $0.09 earnings per diluted share, compared to net income of $3,805,000, or $0.10 earnings per diluted share in the prior year.

Second Quarter 2013 Earnings Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Our financial results for the second quarter of 2013 reflect a strong market reception to our 2013 models, in the context of a challenging retail selling environment. While our consolidated unit sales were flat compared to last year, sales of our largest value-priced Robalo and Chaparral H2O models were strong, and we continued to generate strong sales of our redesigned SSX Sportdecks. Also, we are pleased to report additional market share gains in the boat segments in which our Chaparral sterndrive products compete. The latest available statistics, as reported by Statistical Surveys, Inc., show that during the three months ended March 31, 2013, Chaparral’s share of the 18 to 35-foot sterndrive market grew to 13.9 percent, compared to 11.6 percent during the same period in 2012, and that we held the second largest position within this segment. The overall retail selling season was not as strong as many in our industry had expected, so the appeal of our products to our dealer network and retail customers was an important catalyst for our financial results. At the end of the second quarter, our dealer inventory was significantly lower than at the end of the first quarter, reflecting strong dealer sales during the height of the retail selling season. Order backlog remains strong, and is higher than at the end of the first quarter of this year and the second quarter of 2012.

“As we announced early in the quarter, we have decided to enter the recreational jet boat market, a related and complementary product line to our sterndrive and outboard products. We have executed a supply agreement with Bombardier Recreational Products for the propulsion system, and are developing our first jet boat models for introduction late in our 2014 model year. We believe that this new product offering will leverage our reputation for quality and styling and our strong dealer network. We have a favorable long-term view of our position in the recreational boating market and look forward to entering this new segment,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 24, 2013 at 8:00 a.m. Eastern Time to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 523-1228 or (719) 325-2315 and using the conference ID #9993010. A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Second Quarter 2013 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements related to our plans to enter the recreational jet boat market including the expected timing of introduction of our first jet boat models; our belief that this new product offering will leverage our reputation for quality and styling and our strong dealer network; statements regarding our favorable long-term view of our position in the recreational boating market; our favorable outlook on the jet boat market; our preparedness to capitalize on opportunities to increase market share and generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2012.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com

Second Quarter 2013 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2013	2012	% BETTER (WORSE)	2013	2012	% BETTER (WORSE)
Net Sales	$42,235	$38,454	9.8%	$86,518	$76,303	13.4%
Cost of Goods Sold	34,920	31,159	(12.1)	72,091	62,012	(16.3)
Gross Profit	7,315	7,295	0.3	14,427	14,291	1.0
Selling, General and Administrative Expenses	4,833	4,535	(6.6)	10,473	9,478	(10.5)
Operating Profit	2,482	2,760	(10.1)	3,954	4,813	(17.8)
Interest Income	178	253	(29.6)	327	492	(33.5)
Income Before Income Taxes	2,660	3,013	(11.7)	4,281	5,305	(19.3)
Income Tax Provision	725	840	13.7	897	1,500	40.2
Net Income	$1,935	$2,173	(11.0)%	$3,384	$3,805	(11.1)%

EARNINGS PER SHARE
Basic	$0.05	$0.06	(16.7)%	$0.09	$0.10	(10.0)%
Diluted	$0.05	$0.06	(16.7)%	$0.09	$0.10	(10.0)%

AVERAGE SHARES OUTSTANDING
Basic	36,829	36,668		36,774	36,649
Diluted	37,023	36,710		37,003	36,796

Second Quarter 2013 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2013	2012
ASSETS
Cash and cash equivalents	$4,627	$3,010
Marketable securities	3,813	6,180
Accounts receivable, net	4,389	3,166
Inventories	29,310	29,026
Income taxes receivable	379	—
Deferred income taxes	1,398	1,066
Prepaid expenses and other current assets	1,508	1,362
Total current assets	45,424	43,810
Property, plant and equipment, net	11,288	11,677
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	32,434	49,520
Deferred income taxes	3,477	3,017
Other assets	6,838	6,583
Total assets	$103,234	$118,380

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,647	$5,906
Accrued expenses and other liabilities	9,283	10,290
Total current liabilities	17,930	16,196
Long-term pension liabilities	6,233	5,814
Deferred income taxes	—	—
Other long-term liabilities	87	459
Total liabilities	24,250	22,469
Common stock	3,810	3,778
Capital in excess of par value	2,684	1,276
Retained earnings	74,221	92,248
Accumulated other comprehensive loss	(1,731)	(1,391)
Total stockholders' equity	78,984	95,911
Total liabilities and stockholders' equity	$103,234	$118,380